Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION COPY

LIPLACIS SUPPORT AGREEMENT

THIS LIPLACIS SUPPORT AGREEMENT (this “Agreement”), dated as of March 28, 2022 (the “Effective Date”), is by and among Allarity Therapeutics Europe ApS, a company organized and existing under the laws of Denmark, with its principal place of business Venlighedsvej 1 DK-2970 Hørsholm, (“Allarity ApS”), Allarity Therapeutics A/S (formerly known as Medical Prognosis Institute A/S), Venlighedsvej 1 DK-2970 Hørsholm (hereinafter “Allarity A/S”, and together with Allarity ApS, “Allarity”), Smerud Medical Research International AS, a company organized and existing under the laws of Norway having an address of Thunes Vei 2, N-0274 Oslo, Norway (“Smerud”), Chosa, ApS, a company organized and existing under the laws of Denmark having an address of Frederiksgade 17, DK-1265 København K (“Chosa”), and LiPlasome Pharma ApS, a company organized and existing under the laws of Denmark having an address of Tabletvej 1 DK-7100 Vejle (“LiPlasome”). Allarity, Smerud, Chosa, and LiPlasome are each referred to as a “Party” and collectively as the “Parties”.

Background

A. WHEREAS, an Affiliate of Allarity possesses certain rights to LiPlaCis (as defined below) under that certain License Agreement, dated as of February 15, 2016, as amended by that certain Amended and Restated License Agreement, dated as of January 27, 2021, between Allarity A/S and LiPlasome (collectively, the “LiPlaCis Head License Agreement”);

B. WHEREAS, an Affiliate of Allarity exclusively licensed certain rights in LiPlaCis to Smerud under that certain Exclusive License Agreement, dated as of June 25, 2020 (the “2020 Sublicense Agreement”); and

C. WHEREAS, the Parties wish to amend and restate the LiPlaCis Head License Agreement, including with respect to Allarity A/S’s rights and obligations under the LiPlaCis Head License Agreement, in order for Smerud to invest in Chosa in order to secure investment funding to support and advance the development of LiPlaCis in the form attached as Exhibit A (the “2022 Amended and Restated License Agreement”).

Terms

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties hereby agree as follows:

1. FINANCIAL PAYMENTS, TERMINATION OF 2020 SUBLICENSE AGREEMENT AND EXECUTION OF 2022 AMENDED AND RESTATED LICENSE AGREEMENT.

1.1. Concurrent with the execution of this Agreement, LiPlasome, Allarity ApS, and Chosa have entered into the (i) 2022 Amended and Restated License Agreement and (ii) the Parties have agreed to effectuate the actions as set out in Clauses 5.

1.2 As contemplated by the LiPlaCis Head License Agreement, Allarity A/S received Commercialisation Proceeds (as defined in the LiPlaCis Head License Agreement) from Smerud in the amount of Norwegian Kronor (“NOK”) [***] by way of debt cancellation relating to prior work on LiPlaCis by Smerud. Effective as of the execution of this Agreement Allarity hereby pays to LiPlasome an amount equal to NOK [***] (the “LiPlasome Payment”) (which is fifty per cent (50%) of such Commercialisation Proceeds); it being understood that the payment of this NOK [***] amount shall be satisfied by the payment of 2,273,020 Danish Kroner.

1.3. As contemplated by the 2022 Amended and Restated License Agreement, each of LiPlasome and Allarity ApS shall equally share the milestone payments set forth in clause 5.2 of the 2022 Amended and Restated License Agreement.

1.4 Each of Smerud and Allarity covenant and agree that the 2020 Sublicense Agreement is hereby terminated in its entirety; it being understood and agreed that the provisions of Section 8.1 of the 2020 Sublicense Agreement (and the defined terms therein) shall survive without limitation.

2. RELEASE.

2.1 Allarity/Smerud. In consideration of the covenants, agreements and undertakings of Allarity and Smerud under this Agreement, each of Allarity and Smerud, on behalf of itself and its respective present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former direct and indirect, parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date arising out of or relating to the 2020 Sublicense Agreement, including any breach thereof, and including with respect to any obligation to pay for any Prior Work as defined therein and contemplated under Section 13.2(d) of the 2020 Sublicense Agreement; it being understood and agreed that for clarity, Sections 3 and 4 are each excluded from the scope of the Claims under this Section 2.1.

2.2 Allarity/LiPlasome. In consideration of the covenants, agreements and undertakings of Allarity and LiPlasome under this Agreement, each of Allarity and LiPlasome, on behalf of itself and its respective present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Head License Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former direct and indirect, parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Head License Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Head License Claims”), which any of such Head License Releasors ever had, now have, or hereafter can, shall, or may have against any of such Head License Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date arising out of or relating to the LiPlaCis Head License Agreement, including any breach thereof; it being understood and agreed that the obligation of Allarity to make the payment required under Section 1.2 and, for clarity, Section 4 are each excluded from the scope of the Head License Claims under this Section 2.2.

3. PAYMENT OBLIGATIONS TO LIPLASOME.

Effective as of the execution of this Agreement, LiPlasome acknowledges and agrees that no obligations are owed to LiPlasome under the LiPlaCis Head License Agreement following the concurrent payment of the amount described in Section 1.2 above by Allarity; it being understood that Chosa shall be obligated to pay the amounts contemplated by Section 1.3 above.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1 General Corporate Matters. Each Party hereby represents, warrants and covenants to each other Party that:

(a) Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any applicable laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(c) Additional Representation of Chosa. Chosa hereby represents and warrants that it has obtained DKK [***] (the “Smerud Funding”) in cash available for funding, which amount is currently deposited with the Danish Law Firm, Danders & More, and such amount to be released to Smerud.

4.2 Additional Representation of Allarity ApS.

(a) Allarity ApS hereby represents and warrants (in Danish “garanterer”) that the DRP® Companion Diagnostics and any and all relevant information, documentation, processes and know-how described in Exhibit A of the 2022 Amended and Restated License Agreement shall be made available for download in a data room or delivered as a hard copy at the Effective Date. Further, any and all underlying source data and documents necessary for exploitation and use of the DRP® Companion Diagnostics and which is owned or controlled by Allarity ApS shall be made available for download in a data room or delivered as a hard copy at the latest within thirty (30) days following the Effective Date.

(b) Allarity ApS hereby represents and warrants (in Danish “garanterer”) that if any information, documentation, processes and know-how of whatever nature vested within the control of Allarity ApS relating exclusively or predominantly to, or being exclusively or predominantly a right in favour of DRP® Companion Diagnostics has not been transferred as envisaged by the 2022 Amended and Restated License Agreement, then Allarity ApS shall at any time and as soon as possible following notification hereof transfer such information, documentation, processes and know-how to Chosa.

(c) Notwithstanding anything to the contrary, the Parties understand and agree that Allarity ApS shall not be liable for any amount in excess of $[***] in the aggregate pursuant to Section 4.2.

5. EFFECTUATION OF CLOSING

5.1 Concurrently with entering into of this Agreement, the Parties (as relevant) have delivered documentation to the other Parties as follows:

(i)	That Chosa has deposited the Smerud Funding with the law firm Danders & More with irrevocable instruction to Danders & More to release the Smerud Funding to Smerud (Account Name: Smerud Medical Research International AS; Bank and address: [***] upon receiving documentation that the 2022 Amended and Restated License Agreement has been duly executed by all parties hereto; and

(ii)	That Allarity has deposited the LiPlasome Payment with the law firm Mazanti-Andersen Advokatpartnerselskab with irrevocable instruction to Mazanti-Andersen Advokatpartnerselskab to release the LiPlasome Payment to LiPlasome ([***]) upon receiving documentation that the 2022 Amended and Restated License Agreement has been duly executed by all parties hereto.

5.2 All of the actions required to be performed pursuant to this Clauses 5 shall be deemed to have occurred simultaneously, and none of such actions shall be considered performed, until and unless all such actions have been performed, or the requirement thereof waived by the relevant Party. In the event that any actions required to be performed pursuant to this Clauses 5 is not performed as set out herein, any actions performed pursuant to this Clauses 5 shall be rolled back.

5.3 Following the performance of the actions required to be performed pursuant to this Clauses 5, the Parties shall towards each other confirm that all of the statements, actions and deliveries performed in order to effectuate the rights and obligations, including those payments obligations to be effectuated in connection herewith.

6. MISCELLANEOUS.

6.1 The provisions of this Agreement shall be legally binding in accordance with its terms. No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties, such consent not to be unreasonably withheld, except to an Affiliate of such Party. Any attempted assignment or delegation of this Agreement in contravention of the foregoing shall be void and of no effect. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto. This Agreement embodies the final, complete and exclusive understanding between the Parties, and replaces and supersedes all previous or contemporaneous agreements, understandings or arrangements between the Parties with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each Party hereto.

6.2 All questions regarding the validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the Kingdom of Denmark, without reference to conflicts of laws principles. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. The terms of this Agreement are confidential and shall not be disclosed by a Party to a Third Party without the prior written consent of the other Parties provided that a Party may disclose the terms of this Agreement (i) to its actual and potential investors or acquirers or contractors or advisers working on behalf of a Party provided that such disclosure is made on terms which protect the confidentiality of these terms and (ii) if required by applicable law including the rules of any public stock exchange provided that the Party disclosing pursuant to this exception will use its reasonable efforts to secure confidential treatment of the terms of this Agreement.

6.3 Any dispute arising out of or in connection with this Agreement, including any disputes regarding the existence, validity or termination, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration in Copenhagen and in force at the time when such proceedings are commenced. The proceedings shall be conducted in accordance with the procedural rules of Danish law and in the Danish language. The seat of the arbitration shall be Copenhagen, Denmark. Nothing in this clause 6.3 shall prevent a Party from seeking injunctive relief with no provision of security.

6.4 This Agreement may be executed in counterparts, each of which shall be an original and both of which together shall constitute one legal instrument. A facsimile, PDF or any other type of copy of an executed version of this Agreement signed by a Party is binding upon the signing Party to the same extent as the original of the signed Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ALLARITY THERAPEUTICS EUROPE APS

By:	/s/ Steve Carchedi
Name:	Steve Carchedi
Title:

ALLARITY THERAPEUTICS A/S

By:	/s/ Steve Carchedi
Name:	Steve Carchedi
Title:

SMERUD MEDICAL RESEARCH INTERNATIONAL AS

By:	/s/ Knut T. Smerud
Name:	Knut T. Smerud
Title:	Chairman, Smerud Medical Research Group

CHOSA APS

By:	/s/ Peter Buhl
Name:	Peter Buhl
Title:	CEO

LIPLASOME PHARMA, APS

By:	/s/ John Riis Mortensen	/s/ Hans-Henrik Erikson
Name:	John Riis Mortensen	Hans-Henrik Erikson
Title:	Chairman	CEO

Exhibit A

2022 Amended and Restated License Agreement